PROFESSIONAL ACCOUNT AGREEMENT                                   BEAR STEARNS
                                              The Bear Stearns Companies Inc.
                                                              245 Park Avenue
                                                     New York, New York 10167
                                                               (212) 272-2000

Title: LaSalle/Kross Partners, Limited Partnership    Account No. 10204824-26

This agreement ("Agreement") sets forth the terms and conditions under which subsidiaries of The Bear Stearns Companies Inc. will open and maintain account(s) in your name and otherwise transact business with you.

1. Parties. You hereby agree that the parties to this Agreement shall consist of you, each and every subsidiary of The Bear Stearns Companies listed on the signature page hereof and any other subsidiary of The Bear Stearns Companies Inc. now existing or hereafter created, at which you open an account or accounts or with which you otherwise transact business (which shall automatically become a party hereto by virtue thereof) each of which subsidiaries, listed or presently unlisted herein, being referred to hereinafter as a "Bear Stearns entity" and all such entities being collectively referred to as "Bear Stearns").

2. Applicable Law and Regulations. All transactions shall be subject to all applicable law and the rules and regulations of all federal, state and self-regulatory agencies, including, but not limited to, the Board of Governors of the Federal Reserve System and the constitution, rules and customs of the exchange or market (and clearing house) where executed.

3. Security Interest and Lien. As security for the payment and performance of all of your obligations and liabilities to any Bear Stearns entity, each Bear Stearns entity shall have a continuing security interest in all property in which you have an interest held by or through any Bear Stearns entity, including, but not limited to, securities, commodity futures contracts, commercial paper, monies, any after-acquired property and all rights you may have against any Bear Stearns entity. In addition, in order to satisfy any such outstanding liabilities or obligations, Bear Stearns may, at any time and without prior notice to you, use, apply or transfer any of such securities or property interchangeably (including cash and fully-paid securities).

4. Deposits on Transactions. Whenever Bear Stearns, in its sole discretion, considers it necessary for its protection, it may require you, and you hereby agree, to deposit cash or collateral immediately in your account(s) prior to any applicable settlement date in order to assure due performance of your open contractual commitments.

5. Breach, Bankruptcy or Default. Any breach of or default under this Agreement or any other agreement you may have with any Bear Stearns entity, or the filing of a petition or other proceeding in bankruptcy or insolvency or for the appointment of a receiver by or against you, the levy of an attachment against your accounts with Bear Stearns, or your death, mental incompetence or dissolution, or any other grounds for insecurity (including any indication of your refusal or inability to promptly meet a margin call or other deposit requirement hereunder) as determined by Bear Stearns in its sole discretion, shall constitute, at Bear Stearns' election, a default by you under all agreements you may then have with Bear Stearns, whether heretofore or hereafter entered into. In the event of default, each Bear Stearns entity reserves the right to sell, without prior notice to you, any and all property in which you have an interest held by or through any Bear Stearns entity, to buy any or all property which may have been sold short, to accelerate, cancel, liquidate, close out and net the settlement payments and/or delivery obligations of any or all outstanding transactions (including contracts and options for foreign currency or any other commodity) and/or to purchase or sell any other securities or property to offset market risk, after which you shall be liable to Bear Stearns for any remaining deficiency, loss, costs or expenses sustained by Bear Stearns in connection therewith. Such purchases and/or sales may be effected publicly or privately without notice or advertisement in such manner, in such order and at such time as Bear Stearns may in its sole discretion determine. At any such sale or purchase, Bear Stearns may purchase or sell the property free of any right of redemption. In addition, Bear Stearns shall have the right to set off, net, recoup or otherwise apply any amount owing from any Bear Stearns entity to you against any indebtedness in any of your accounts, whether matured or unmatured.

6. Fees and Charges. You understand that Bear Stearns may charge commissions and other fees for execution, custody or any other service furnished to you, and you agree to pay such commissions and fees at Bear Stearns' then prevailing rates. You understand further that such fees may be changed from time to time, upon thirty days' prior written notice to you, and you agree to be bound thereby.

7. Transaction Reports and Account Statements. Reports of the execution of orders and statements of account shall be conclusive if not objected to in writing within five days in the case of reports of execution, and ten days in the case of account statements, after such documents have been transmitted to you by mail or otherwise.

8. Debit Balances/Truth-in-Lending. You hereby acknowledge receipt of Bear Stearns' Truth-in-Lending disclosure statement. You understand that interest will be charged on any debit balances in your accounts in accordance with the methods described in such statement or in any amendment thereof or revision thereto, which may be provided to you. Any debit balance which is not paid at the close of an interest period will be added to the opening balance for the next interest period.

9. Clearance Accounts. If any of your account(s) is carried by any Bear Stearns entity as clearing agent for your broker, unless such Bear Stearns entity receives from you prior written notice to the contrary, it may accept from such other broker, without any inquiry or investigation: (a) orders for the purchase or sale of securities and other property in your account(s) on margin or otherwise and (b) any other instructions concerning your account(s) or the property therein. You understand and agree that Bear Stearns shall have no responsibility or liability to you for any acts or omissions of such broker, its officers, employees or agents. You agree that your broker and its employees are third-party beneficiaries of this Agreement and that the terms and conditions hereof, including the arbitration provision, shall be applicable to all matters between or among any of you, your broker and its employees and Bear Stearns and its employees.

10. Costs of Collection. You hereby authorize Bear Stearns to charge you for any reasonable direct or indirect costs of collection, including, but not limited to, attorneys' fees, court costs and other expenses.

11. Impartial Lottery Allocation. You agree that, in the event Bear Stearns holds on your behalf bonds or preferred stocks in street name or bearer form which are callable in part, you will participate in the impartial lottery allocation system of the called securities in accordance with the rules of the New York Stock Exchange, Inc. or any other appropriate self-regulatory organization. When any such call is favorable, no allocation will be made to any account with respect to which Bear Stearns has actual knowledge that its officers, directors or employees have any financial interest until all other customers are satisfied on an impartial lottery basis.

12. Waiver, Assignment and Notices. Neither Bear Stearns' failure to insist at any time upon strict compliance with this Agreement or with any of the terms hereof nor any continued course of such conduct on its part shall constitute or be considered a waiver by Bear Stearns of any of its rights or privileges hereunder. Any assignment of any of your rights or obligations hereunder or interest in any property held by or through Bear Stearns without obtaining the prior written consent of an authorized representative of Bear Stearns shall be null and void. Bear Stearns reserves the right to assign any of its rights or obligations hereunder to any Bear Stearns entity without prior notice to you. Notices or other communications will be delivered or mailed to the address provided by you unless and until Bear Stearns has received notice in writing from you of a different address. Margin calls may be communicated orally and need not be confirmed in writing.

13. Free Credit Balances. You hereby authorize Bear Stearns to use any free credit balance awaiting investment or reinvestment in any of your accounts in accordance with all applicable rules and regulations and to pay interest thereon at such rate or rates and under such conditions as are established from time to time by Bear Stearns for such accounts and for the amounts of cash so used.

14. Restrictions on Account. You understand that Bear Stearns, in its sole discretion, may restrict or prohibit trading of securities or other property in any of your accounts.

15. Credit Information and Investigation. You authorize Bear Stearns and, if applicable, your broker, in its or their discretion, to make and obtain reports concerning your credit standing and business conduct. You may make a written request within a reasonable period of time for a description of the nature and scope of the reports made or obtained by Bear Stearns.

16. Short and Long Sales. In placing any sell order for a short account, you will designate the order as such and hereby authorize Bear Stearns to mark the order as being "short." In placing any sell order for a long account, you will designate the order as such and hereby authorize Bear Stearns to mark the order as being "long." The designation of a sell order as being for a long account shall constitute a representation that you own the security with respect to which the order has been placed, that such security may be sold without restriction in the open market and that, if Bear Stearns does not have the security in its possession at the time you place the order, you shall deliver the security by settlement date in good deliverable form or pay to Bear Stearns any losses or expenses incurred by it as a result of your failure to make delivery on a timely basis.

17. Margin and Other Collateral Requirements. You hereby agree to deposit and maintain such margin in any of your margin accounts as Bear Stearns may in its sole discretion require, and you agree to pay forthwith on demand any debit balance owing with respect to any of your margin accounts. In addition, you further agree to promptly deposit and maintain such other collateral with Bear Stearns as is required by any other agreement or open transaction you may have with it. Upon your failure to make any such payment, or at any time Bear Stearns in its sole discretion deems it necessary for its protection, whether with or without prior demand, call or notice, Bear Stearns shall be entitled to exercise all rights and remedies provided in paragraphs 3, 5 and 29 hereof. No demands, calls, tenders or notices that Bear Stearns may have made or given in the past in any one or more instances shall invalidate your waiver of any requirement that Bear Stearns make or give the same in the future. Unless you expressly advise Bear Stearns to the contrary, you hereby represent that you are not an "affiliate" (as defined in Rule 144(a)(1) under the Securities Act of 1933) of the issuer of any security held in any of your accounts.

18. Consent to Loan or Pledge of Securities. Within the limits of applicable law and regulations, you hereby authorize Bear Stearns to lend either to itself or to others any securities held by it in any of your margin accounts, together with all attendant rights of ownership, and to use all such property as collateral for its general loans. Any such property, together with all attendant rights of ownership, may be pledged, repledged, hypothecated or rehypothecated either separately or in common with other such property for any amounts due to Bear Stearns thereon or for a greater sum, and Bear Stearns shall have no obligation to retain a like amount of similar property in its possession and control.

19. Give-ups; Free deliveries. In the event: (i) your orders are not executed by Bear Stearns and you give-up Bear Stearns' name for clearance and settlement, or (ii) you require Bear Stearns to make a free delivery of cash or securities in connection with the settlement of such orders, the following terms and conditions shall apply:

         (i) You agree that you will only execute bona-fide orders and if required for settlement, you will request a free delivery of cash or securities only when you have reasonable grounds to believe that the contra-party and the broker who executed your order have the financial capability to complete any contemplated transaction;

         (ii) Bear Stearns reserves the right at any time to place a limit (of either dollars or number of securities) on the size of transactions that Bear Stearns will accept for clearance. If after you have received notice of such limitation you execute an order in excess of the limit established by Bear Stearns, Bear Stearns shall have the right, exercisable in its sole discretion, to decline to accept the transaction for clearance and settlement. In the event any claim is asserted against Bear Stearns by the broker who executed your order because of such action by Bear Stearns, you agree to indemnify and hold Bear Stearns harmless from any loss, liability, damage, cost or expense (including, but not limited to fees and expenses of legal counsel) arising directly or indirectly therefrom; and

         (iii) Bear Stearns will on a best efforts basis attempt to clear such transactions within a reasonable period and utilize the same procedures it utilizes when clearing transactions on behalf of other customers. If either you or the broker who executed your order fails for any reason to settle the transaction and/or return any free delivery within a reasonable period of time, as determined by Bear Stearns, you will be solely liable to Bear Stearns for any and all loss, including expenses, caused thereby. Bear Stearns shall have no liability whatsoever to you in any such circumstance.

20.      Prime Brokerage Services.

         (a) Prior to the commencement of any prime brokerage activity, Bear Stearns will enter into an agreement with your executing broker(s) that will set forth the terms and conditions under which your executing broker(s) will be authorized to accept orders from you for settlement by Bear Stearns (the "Prime Brokerage Agreement"). Bear Stearns will accept for clearance and settlement trades executed on your behalf by such executing broker(s) as you may designate from time to time. On the day following each transaction, Bear Stearns will send you a notification of each trade placed with your executing broker based upon the information provided by you. This notification contains some but not all of the information required to appear in a confirmation.

         (b) Bear Stearns shall be responsible for settling trades executed on your behalf by your executing broker(s) and reported to Bear Stearns by you and your executing broker(s) provided that you have reported to Bear Stearns on trade date, by the time designated to you by Bear Stearns, all the details of such trades including, but not limited to, the contract amount, the security involved, the number of shares or the number of units and whether the transaction was a long or short sale or a purchase, and further provided that Bear Stearns has either affirmed or not DK'd and has not subsequently disaffirmed such trades. In the event that Bear Stearns determines not to settle a trade, Bear Stearns shall not have settlement responsibility for such trade and shall, instead, send you a cancellation notification to offset the notification sent to you under sub-paragraph a of this paragraph. You shall be solely responsible and liable to your executing broker(s) for settling such trades. In addition, Bear Stearns may be required to cease providing prime brokerage services to you in accordance with the Prime Brokerage Agreement.

         (c) In the event of: (i) the filing of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver by or against your executing broker, (ii) the termination of your executing broker's registration and the cessation of business by it as a broker-dealer, or (iii) your executing broker's failure, inability or refusal, for any reason whatsover or for no reason at all, to settle a trade, if Bear Stearns agrees to settle any trades executed on your behalf by such executing broker, regardless whether Bear Stearns either affirmed or did not DK and did not disaffirm such trades, you shall be solely responsible, and liable to Bear Stearns, for any losses arising out of or incurred in connection with Bear Stearns' agreement to settle such trades.

         (d) You shall maintain in your account with Bear Stearns such minimum net equity in cash or securities as Bear Stearns, in its sole discretion may require, from time to time (the "Bear Stearns Net Equity Requirements"), which shall in no event be less that the minimum net equity required by the SEC Letter (the "SEC Net Equity Requirements").

         In the event your account falls below the SEC Net Equity Requirements, you hereby authorize Bear Stearns to notify promptly all executing brokers with whom it has a Prime Brokerage Agreement on your behalf of such event. Moreover, if you fail to restore your account to compliance with the SEC Net Equity Requirements within the time specified in the SEC Letter, Bear Stearns shall: (i) notify all such executing brokers that Bear Stearns is no longer acting as your prime broker and (ii) either not affirm or indicate that it does not know ("DK") all prime brokerage transactions on your behalf with trade date after the business day on which such notification was sent.

         In the event either: (i) your account falls below the Bear Stearns Net Equity Requirements, (ii) Bear Stearns determines that there would not be enough cash in your account to settle such transactions or that a maintenance margin call may be required as a result of settling such transactions, or (iii) Bear Stearns determines that the continuation of prime brokerage services to you presents an unacceptable risk to Bear Stearns taking into consideration all the facts and circumstances, Bear Stearns may disaffirm all your prime brokerage transactions and/or cease to act as your prime broker.

         (e) If you have instructed your executing broker(s) to send confirmations to you in care of Bear Stearns, as your prime broker, the confirmation sent by such executing broker is available to you promptly from Bear Stearns, at no additional charge.

         (f) If your account is managed on a discretionary basis, you hereby acknowledge that your prime brokerage transactions may be aggregated with those of other accounts of your advisor, according to your advisor's instructions, for execution by your executing broker(s) in a single bulk trade and for settlement in bulk by Bear Stearns. You hereby authorize Bear Stearns to disclose your name, address and tax I.D. number to your executing broker(s). In the event any trade is disaffirmed, as soon as practicable thereafter, Bear Stearns shall supply your executing broker(s) with the allocation of the bulk trade, based upon information provided by your advisor.

         (g) The prime brokerage services hereunder shall be provided in a manner not inconsistent with the no-action letter dated January 25, 1994 issued by the Division of Market Regulation of the Securities and Exchange Commission (the "SEC Letter"), and any supplements or amendments thereto.

21.      Legally Binding.   You and Bear Stearns hereby agree that this
Agreement shall extend to and be binding upon all of the parties hereto (whether now existing or hereafter added) and their respective successors and assigns. If you are a natural person, this Agreement shall extend to and be binding upon your estate, heirs, executors, administrators and personal representatives. You further agree that all purchases and sales shall be for your account(s) in accordance with your oral or written instructions. You hereby waive any and all defenses that any such instruction was not in writing as may be required by the Statute of Frauds or any similar law, rule or regulation.

22. Amendment. You agree that Bear Stearns may modify the terms of this Agreement at any time upon prior written notice to you. By continuing to accept services from Bear Stearns, you will have indicated your acceptance of any such modification. If you do not accept any such modification, you must notify Bear Stearns thereof in writing and your account may then be terminated, but you will still be liable thereafter to Bear Stearns for all remaining liabilities and obligations. Otherwise, this Agreement may not be waived or modified absent a written instrument signed by an authorized representative of Bear Stearns.

23. New York Law to Govern. This Agreement shall be deemed to have been made in the State of New York and shall be construed, and the rights and liabilities of the parties determined, in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

24. Arbitration. You agree and, by maintaining accounts for you, Bear Stearns agrees that controversies arising between you and any Bear Stearns entity or any broker for which Bear Stearns acts as clearing agent, whether arising prior to, on or subsequent to the date hereof, shall be determined by arbitration. Any arbitration under this Agreement shall be held at the facilities and before an arbitration panel appointed by the New York Stock Exchange, Inc., The American Stock Exchange, Inc., or the National Association of Securities Dealers, Inc. (and only before such exchanges or association). You may elect one of the foregoing forums for arbitration, but if you fail to make such election by registered mail or telegram addressed to Bear, Stearns Securities Corp., 245 Park Avenue, New York, New York 10167, Attention: Chief Legal Officer (or any other address of which you are advised in writing), before the expiration of ten days after receipt of a written request from Bear Stearns to make such election, then Bear Stearns may make such election. For any arbitration solely between you and a broker for which Bear Stearns acts as clearing agent, such election shall be made by registered mail to such broker at its principal place of business. Judgment upon the award of the arbitrators may be entered in any state or federal court having jurisdiction thereover. With respect to the resolution of any such controversy, you and Bear Stearns further acknowledge that:

         --arbitration is final and binding on the parties.
         --the parties are waiving their right to seek remedies in court, including the right to a jury trial.
         --pre-arbitration discovery is generally more limited than and different from court proceedings.
         --the arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
         --the panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.
         --no person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forebearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

25. Severability. If any provision hereof is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with any such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

26. Extraordinary Events. Bear Stearns shall not be liable for losses in any of your accounts which are caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, strikes or any other condition beyond its control.

27. Headings. The headings of the provisions hereof are for descriptive purposes only and shall not modify or qualify any of the rights or obligations set forth in such provisions.

28. Telephone Conversations. For the protection of both you and Bear Stearns, and as a way of correcting misunderstandings, you hereby authorize Bear Stearns, at its discretion and without prior notice to you, to monitor and/or record any or all telephone conversations between you and any of Bear Stearns' employees or agents.

29. Additional Rights and Remedies. The rights and remedies granted herein to Bear Stearns are in addition to, and supersede any limitations on, any other rights and remedies provided to Bear Stearns in any other agreement you may have with it, and you hereby appoint Bear Stearns as your agent to take any action necessary to perfect the security interest granted to it in paragraph
3 hereof. In the event of a breach or default under this Agreement or any other agreement you may have with any Bear Stearns entity, each Bear Stearns entity shall have all rights and remedies available to a secured creditor under any applicable law in addition to the rights and remedies provided herein.

30. Authority; Capacity. By signing this Agreement, you represent that you are of legal age and that, unless you have notified Bear Stearns to the contrary, neither you nor any member of your immediate family is an employee of any exchange or member thereof, the National Association of Securities Dealers, Inc., or a member thereof, or of any corporation, firm or individual engaged in the business of dealing, as broker or principal, in securities, options or futures, or of any bank, trust company or insurance company. If you are signing on behalf of an institution, you represent that the institution on whose behalf you are acting is authorized to enter into this Agreement and that you are duly authorized to sign this Agreement in its name.

By signing this Agreement you acknowledge that:
1. The securities in your margin account(s) and any securities for which you have not fully paid, together with all attendant ownership rights, may be loaned to the Clearing Broker or loaned out to others; and
2.       You have received a copy of this Agreement.

A pre-dispute arbitration clause is contained in paragraph 24 hereof.

INSTITUTIONAL CLIENT (please complete):

LaSALLE/KROSS PARTNERS, L.P.
350 East Michigan Avenue, Suite 500
Kalamazoo, Michigan 49007
/S/ RICHARD J. NELSON
March 6, 1996

EACH OF THE FOLLOWING SUBSIDIARIES OF THE BEAR STEARNS COMPANIES INC.:
Bear, Stearns & Co. Inc., Bear Stearns Securities Corp., Bear, Stearns International Limited, Bear Stearns Capital Markets Inc., Bear Stearns Capital Markets Inc. II, Bear Stearns Mortgage Capital Corporation, Bear Stearns N.Y. Inc., Bear Stearns Global Asset Trading Ltd., Bear Stearns Global Asset Holdings, Ltd., Bear Stearns Forex Inc., Bear Stearns U.K. Limited, Bear Stearns International Trading Limited, Bear Stearns (Japan), Ltd., Bear Stearns Asia Limited and Bear Stearns Hong Kong Limited; and any other subsidiary of The Bear Stearns Companies Inc. later added as a party hereto pursuant to paragraph 1 hereof.
By: /S/